Exhibit 10.15+

EMPLOYMENT AND CONFIDENTIAL INFORMATION AGREEMENT
This Employment Agreement (the “Agreement”) is entered into by and between ServiceSource International, Inc. (“ServiceSource” or the “Company”) and Christopher M. Carrington (“Executive”) to become effective on December 1, 2014 (the “Effective Date”).
Recitals
WHEREAS, ServiceSource and Executive desire to enter into this Agreement in connection with Executive’s employment as Chief Executive Officer of ServiceSource.
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements of the parties contained herein, the parties acknowledge and agree as follows:
1.EMPLOYMENT TERMS AND CONDITIONS. ServiceSource hereby employs Executive as Chief Executive Officer, and Executive hereby accepts such employment with ServiceSource upon all of the terms and conditions described in this Agreement, effective as of the Effective Date. This Agreement is contingent upon Executive’s satisfactory background and reference checks, and other standard human resources procedures.

2.DUTIES.

(a)Responsibilities. Executive’s position is ServiceSource’s Chief Executive Officer, reporting to the ServiceSource Board of Directors (the “Board”). Executive shall be responsible for and expected to perform all duties and tasks incident to his position customarily associated with the role of a chief executive officer, including related duties and tasks as may be specifically assigned to Executive by the Board.

(b)Loyal and Full Time Performance of Duties. While employed by ServiceSource, Executive shall not engage in any Competitive Activity. For the purpose of this Agreement, “Competitive Activity” is any activity which is the same as or competitive with any activity engaged in by ServiceSource during Executive’s employment by ServiceSource. Competitive Activities may include, without limitation, the provision of (a) outsourced sales, technology and/or marketing services, or (b) consulting services for a client with respect to the sales and marketing of services agreements to end users where such clients compete with ServiceSource and/or its customers.

(c)ServiceSource Policies. Executive agrees to abide by ServiceSource’s rules, regulations, policies and practices, as they may from time to time be adopted or modified by ServiceSource at its sole discretion, provided Executive first has been notified of such rules, regulations, policies and practices. ServiceSource’s written rules, policies, practices and procedures shall be binding on Executive unless superseded by or in conflict with this Agreement.

(d)Nomination for Membership on the Board. ServiceSource shall ensure the nomination of Executive for membership on the Board for so long as Executive remains Chief Executive Officer. For clarity, there is no additional compensation as a Director while also an Executive with the Company

(e)Executive’s State of Residence and Principal Place of Business. ServiceSource understands and accepts that Executive intends to maintain his residence and principal place of business in the Denver metropolitan area. Executive understands that the Company’s principal headquarters are in San Francisco,

CA and Company has offices and operations in centers across the U.S. and in locations around the world. Frequent travel to these locations, in particular San Francisco, is an inherent part of the job. For clarity, any change of the Company’s headquarters from San Francisco, CA will require Board approval.

3.EMPLOYMENT AT-WILL. Executive and ServiceSource acknowledge and agree that during Executive’s employment with ServiceSource the parties intend to strictly maintain an at-will employment relationship. This means that at any time during the course of Executive’s employment with ServiceSource, Executive is entitled to resign with or without cause and with or without advance notice. Similarly, ServiceSource specifically reserves the same right to terminate Executive’s employment at any time with or without cause and with or without advance notice. Nothing in this Agreement or the relationship between the parties now or in the future may be construed or interpreted to create an employment relationship for a specific length of time or a right to continued employment. Executive and ServiceSource understand and agree that only the Board possesses the authority to alter the at-will nature of Executive’s employment status, and that any such change may be made only by an express written employment contract signed by an authorized ServiceSource officer, as explicitly authorized by the Board. No implied contract concerning any employment-related decision or term or condition of employment can be established by any other statement, conduct, policy or practice.

4.CASH COMPENSATION - BASE SALARY AND TARGET BONUS. In consideration for the services and covenants described in this Agreement, ServiceSource agrees to pay Executive an annual base salary of five hundred thousand dollars ($500,000), paid on ServiceSource’s normal payroll dates, subject to all applicable withholdings. In addition, Executive will be eligible for a potential annual target Corporate Incentive Plan (“CIP”) bonus amount of three hundred fifty thousand dollars ($350,000) (the “Target Bonus”), subject to all applicable withholdings. The CIP is a discretionary incentive program that ServiceSource funds based on the achievement of business results and individual objectives established by ServiceSource and may also be subject to applicable performance requirements as determined by the Board or its Compensation Committee in their sole discretion. The Board will provide Executive with his individual objectives for the year no later than January 31 of each year. In the discretion of the Board (or relevant designated committees, as applicable), the Target Bonus can be paid out up to 2x its value based on over-performance of the approved plan, and may be paid out at less than the Target Bonus (or even zero) for underperformance. Notwithstanding the foregoing, Executive’s prorated CIP 2014 bonus for the month of December 2014 and for H1 2015 will be paid out in full in an amount equivalent to no less than 100% of the Target Bonus amount, as prorated or adjusted for such applicable time period pursuant to the terms of the CIP plan and regardless of funding levels for other similarly situated employees. For example, December 2014’s pro-rated CIP amount will be $29,166.67. Except as otherwise provided in this Agreement, Executive must be employed as of the date of the scheduled bonus payment in order to be eligible for any form of bonus payment. In no event shall any such bonus be paid after the later of (i) the fifteenth (15th) day of the third (3rd) month following the close of ServiceSource’s fiscal year in which any such bonus is earned or (ii) March 15 following the calendar year in which any such bonus is earned. The Board (or relevant designated committees, as applicable) may, at its sole discretion, increase Executive’s base pay and/or Target Bonus pay for future years, most likely during its annual review cycle.

5.EQUITY COMPENSATION. Executive will be eligible to participate in the ServiceSource International, Inc. 2011 Equity Incentive Plan (the “Equity Incentive Plan”) and the ServiceSource International, Inc. 2011 Executive Stock Purchase Plan (the “Employee Stock Purchase Plan”), subject to the requirements of the applicable plan. Subject to (i) approval by the Board of Directors (or its Compensation Committee), (ii) the terms of the Equity Incentive Plan, and (iii) the terms of the respective equity compensation award agreements under the Plan, the Company will recommend to the Board of Directors (or its Compensation Committee) that Executive be granted the equity compensation described under subsections (a) and (b) of this Section 5, in addition to Executive’s cash compensation, effective upon the action of the Board of Directors (or Compensation Committee) approving the equity compensation grant (or such later date as the Board of Director or Compensation Committee may determine). The date the equity compensation is approved by the Board of Directors (or Compensation Committee) is herein referred to as the “Grant Date.” Such Grant Date shall be no later than December 31, 2014.

(a)Stock Option Grant. The Company will recommend to the Board of Directors (or its Compensation Committee) that Executive be granted a nonqualified stock option to purchase up to two million (2,000,000) shares of ServiceSource’s common stock (“Shares”) under the Equity Incentive Plan (the “Option”). The Option will be scheduled to vest as follows: (i) twenty five percent (25%) of the Shares underlying the Option shall vest on the first anniversary of the Grant Date and (ii) the remaining seventy five percent (75%) of the Shares underlying the Option shall vest monthly on a pro rata basis over the following thirty six (36) months such that all Options would have vested in full within forty-eight (48) months after the Grant Date. If there is no corresponding day in a given month, vesting will occur on the last day of the month. In all cases, vesting shall be subject to Executive remaining as a Service Provider (as such term is defined in the Equity Incentive Plan) through each vesting date, subject to any acceleration of vesting as provided in this Agreement. Note that the above grant and its terms remain subject to approval by the Board of Directors (or the Compensation Committee), and to the terms and conditions of the Equity Incentive Plan and a related stock option agreement, and that any granted shares will be subject to all applicable state and federal tax and securities laws.

(b)Restricted Stock Units Grant. The Company will recommend to the Board of Directors of ServiceSource (or its Compensation Committee) that Executive be granted five hundred thousand (500,000) restricted stock units (“RSUs”) under the Equity Incentive Plan. The proposed RSUs will be scheduled to vest and be payable as follows: (i) twenty-five percent (25%) of Executive’s RSUs will vest on the first anniversary of the Grant Date and (ii) the remaining seventy five percent (75%) of the RSUs shall vest quarterly on a pro rata basis over the following twelve (12) quarters such that all RSUs would have vested in full within four (4) years after the Grant Date. If there is no corresponding day in a given quarter, vesting will occur on the last day of the quarter. . In all cases, vesting shall be subject to Executive remaining as a Service Provider (as such term is defined in the Equity Incentive Plan) through each vesting date, subject to any acceleration of vesting as provided in this Agreement. Note that the above grant and its terms remain subject to approval by the Board of Directors (or the Compensation Committee), and to the terms and conditions of the Equity Incentive Plan and a related RSU agreement, and that any granted shares will be subject to all applicable state and federal tax and securities laws.

(c)Employee Stock Purchase Plan. Subject to the terms and conditions of the Employee Stock Purchase Plan as now or hereafter in effect as determined by the Board of Directors (or Compensation Committee), Executive will be eligible to participate in the Executive Stock Purchase Plan while he meets the eligibility requirements under the Executive Stock Purchase Plan. Note that any purchase rights or purchased shares under the Executive Stock Purchase Plan will be subject to all applicable state and federal tax and securities laws and the employment policies of ServiceSource.

6.BENEFITS. As a full-time employee, Executive shall be entitled to all of the benefits provided to ServiceSource employees, in accordance with any benefit plan or policy adopted by ServiceSource from time to time during the existence of this Agreement. Executive’s rights and those of Executive’s dependents under any such benefit plan or policy shall be governed solely by the terms of such plan or policy. ServiceSource reserves the right to cancel or change the benefit plans and policies it offers to its employees at any time. ServiceSource reserves to itself or its designated administrators exclusive authority and discretion to determine all issues of eligibility, interpretation and administration of each such benefit plan or policy.

7.PAID TIME OFF. Per Company policy, at your level you will not accrue paid time off or be required to track or report paid time off. Instead, time off is left to the mutual agreement of you and the Board. The Board will not unreasonably deny any requested time off, and it is the parties’ understanding that such time off will include company-recognized holidays, sick leave, and vacation of four weeks per year.

8.PROPRIETARY AND CONFIDENTIAL INFORMATION (INCLUDING TRADE SECRETS). Executive acknowledges that his employment with ServiceSource will allow him access to Proprietary and Confidential Information. Executive understands that Proprietary and Confidential Information includes customer and applicant lists, whether written or solely a function of memory, data bases, whether on computer disc or not, business files, contracts and all other information which is used in the day-to-day operation of ServiceSource which is not known by persons not employed by ServiceSource and which ServiceSource undertakes efforts to maintain its secrecy. Executive understands and agrees that this is confidential information which the law treats as privileged, therefore protecting an employer from use without consent.

(a)Definition. “Proprietary and Confidential Information” is defined as all information and any idea in whatever form, tangible or intangible, of a confidential or secret nature that pertains in any manner to the business of ServiceSource. As used herein, the term “Confidential Information” shall include any and all non-public information relating to ServiceSource or its business, operations, financial affairs, performance, assets, pricing and pricing strategies, technology, research and development, processes, products, contracts, customers, licensees, sublicensees, suppliers, personnel, plans or prospects, whether or not in written form and whether or not expressly designated as confidential, including (without limitation) any such information consisting of or otherwise relating to trade secrets, know-how, technology (including software and programs), designs, drawings, photographs, samples, processes, license or sublicense arrangements, formulae, proposals, product specifications, customer lists or preferences, referral sources, marketing or sales techniques or plans, operating manuals, service manuals, financial information or projections, lists of suppliers or distributors or sources of supply.
Proprietary and Confidential Information shall include both information developed by Executive for ServiceSource and information Executive obtained while in ServiceSource’s employment. All Proprietary and Confidential Information, whether created by Executive or other employees, shall remain the property of ServiceSource.
(b)Non-Disclosure and Return. Executive agrees that he will not, under any circumstances, or at any time, whether as an individual, partnership, or corporation, or employee, principal, agent, partner or shareholder thereof, in any way, either directly or indirectly, divulge, disclose, copy, use, divert or attempt to divulge, disclose, copy, use or divert ServiceSource’s Proprietary and Confidential Information, except to the extent authorized and necessary to carry out Executive’s responsibilities during employment with ServiceSource, or as required by law. Upon termination of Executive’s employment with ServiceSource, Executive shall promptly return to ServiceSource all property in Executive’s possession or control that belongs to ServiceSource, including all property in electronic form and all copies of Proprietary and Confidential Information.

(c)Former Employer Information. Executive agrees that Executive will not, during Executive’s employment with ServiceSource, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that Executive will not bring onto the premises of ServiceSource any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity. Executive represents and warrants to ServiceSource that, to the best of his knowledge and understanding, Executive is not in breach of any agreement with any former Employer by accepting employment with ServiceSource.

(d)Third Party Information. Executive recognizes that ServiceSource may have received and in the future may continue to receive from third parties their confidential or proprietary information as they may so designate, subject to a duty on ServiceSource’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Executive agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out Executive’s work for ServiceSource consistent with ServiceSource’s agreement with such third party.

(e)Notification to New Employer. In the event that Executive’s employment with ServiceSource ends, Executive consents to notification by ServiceSource to any subsequent employer of Executive’s rights and obligations under this Paragraph 8 only.

(f)No Solicitation of Clients Using Proprietary and Confidential Information. Executive acknowledges and agrees that the names, addresses, and contact information of ServiceSource’s clients and all other confidential information relating to those clients, have been compiled by ServiceSource at great expense and represent a real asset of ServiceSource. Executive further understands and agrees that this information is deemed confidential by ServiceSource and constitutes trade secrets of ServiceSource. Executive understands that this information has been provided to Executive in confidence, and Executive agrees that the sale or unauthorized use or disclosure of any of ServiceSource’s trade secrets obtained by Executive during employment with ServiceSource constitutes unfair competition. Executive agrees and promises not to engage in any unfair competition with ServiceSource. Executive further agrees not to, directly or indirectly, during or after termination of employment, make known to any person, firm, or company any information concerning any of the clients of ServiceSource which, as Employee acknowledges, is confidential and constitutes trade secrets of ServiceSource. Nor shall Executive use any such confidential and trade secret information to solicit, take away, or attempt to call on, solicit or take away any of the clients of ServiceSource on whom Executive called or whose accounts Executive had serviced during employment with ServiceSource, whether on Executive’s own behalf or for any other person, firm, or ServiceSource.

(g)No Solicitation of Employees. Executive understands and acknowledges that as an employee of ServiceSource he has certain fiduciary duties to ServiceSource which would be violated by the solicitation and/or encouragement of ServiceSource employees to leave the employ of ServiceSource. Executive therefore agrees that he will not, either during his employment or for a period of one year after employment has terminated, solicit any of ServiceSource’s employees for a competing business or otherwise induce or attempt to induce such employees to terminate employment with ServiceSource, either directly or through any third parties.

(h)Assignment of Rights. All Proprietary and Confidential Information and all patents, patent rights, copyrights, trade secret rights, trademark rights and other rights (including, without limitation, intellectual property rights) owned by or otherwise belonging to ServiceSource anywhere in the world in connection therewith, is and shall be the sole property of the ServiceSource. Executive hereby assigns to ServiceSource any and all rights, title and interest Executive may have or acquire in ServiceSource’s Proprietary and Confidential Information and ServiceSource’s property.

9.SEVERANCE BENEFITS.

(a)Termination Without Cause or Resignation for Good Reason. If ServiceSource should terminate Executive’s employment without Cause or if Executive should resign for Good Reason (as defined below), Executive shall receive the following benefits:

(i)Salary and Bonus Severance. Subject to Section 9(d) below, Executive shall receive twelve (12) months of Executive’s then current base salary plus 100% of Executive’s then applicable annual target bonus, in a single lump sum payment in cash, in all instances subject to applicable withholding requirements.

(ii)Vesting Acceleration. In addition, Executive’s outstanding equity compensation awards (including, without limitation, all stock options, restricted stock, restricted stock units and any other equity compensation awards) shall immediately have their vesting accelerated by twelve (12) months from the employment termination or resignation date.

(iii)COBRA Coverage. Executive shall be entitled to receive an additional lump-sum payment (less applicable withholding taxes) equal to the result of (A) times (B).  For this purpose, “A” will equal twelve (12), and “B” will equal the amount of the monthly premium that would be required for the first month of coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and all applicable regulations (referred to collectively as “COBRA”), with the premium calculated on the assumption that the Executive in fact elects coverage for himself, and any eligible spouse and/or dependents of the Executive that were enrolled in the applicable Company health plan immediately prior to his last date of employment.  However, Executive will be eligible for this payment without regard to whether he actually elects COBRA continuation coverage.

(b)Termination Without Cause or Resignation for Good Reason Following a Change of Control (Equity Acceleration). If ServiceSource or a successor should terminate Executive’s employment without Cause or Executive should resign from his employment for Good Reason, in either case within eighteen (18) months following a “Change of Control” (as defined below), then Executive shall receive the following benefits:

(i)Salary and Bonus Severance. Subject to Section 9(d) below, Executive shall receive eighteen (18) months of Executive’s then current base salary plus 150% of Executive’s then applicable annual target bonus, in a single lump sum payment in cash, in all instances subject to applicable withholding requirements.

(ii)Vesting Acceleration. In addition, Executive’s outstanding equity compensation awards (including, without limitation, all stock options, restricted stock, restricted stock units and any other equity compensation awards) shall immediately have their vesting accelerated 100%, so as to become fully vested.

(iii)COBRA Coverage. Executive shall be entitled to receive an additional lump-sum payment (less applicable withholding taxes) equal to the result of (A) times (B).  For this purpose, “A” will equal eighteen (18), and “B” will equal the amount of the monthly premium that would be required for the first month of coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and all applicable regulations (referred to collectively as “COBRA”), with the premium calculated on the assumption that the Executive in fact elects coverage for himself, and any eligible spouse and/or dependents of the Executive that were enrolled in the applicable Company health plan immediately prior to his last date of employment.  However, Executive will be eligible for this payment without regard to whether he actually elects COBRA continuation coverage.

(c)Definitions: For purposes of this Section 9:

(i)“Cause” shall mean the occurrence of any of the following events: (i) Executive’s commission of any felony or any crime involving fraud or dishonesty under the laws of the United States or any state thereof; (ii) Executive’s commission of, or participation in, a fraud or act of dishonesty against ServiceSource; (iii) Executive’s willful violation of a material provision of this Agreement or of any contract or agreement between Employee and ServiceSource or any statutory duty owed to ServiceSource; (iv) Employee’s unauthorized use or disclosure of Proprietary and Confidential Information; or (v) Executive’s gross misconduct; and

(ii)“Good Reason” shall mean the occurrence of any one of the following events, without Executive’s written consent: (1) a material change in Executive’s job title, including the assignment of the same job title at the divisional level of any lesser organizational unit (including, for the avoidance of doubt, Executive becoming CEO of a division or subsidiary of ServiceSource, or of the surviving entity following a Change of Control rather than CEO of the entire surviving entity); (2) a material change in Executive’s duties, authorities or job responsibilities that is not commensurate with the role of chief executive officer; (3) a relocation of Executive’s principal place of employment beyond the metropolitan area of Denver, Colorado (Executive understands that the Company’s principal HQ’s is in SF and has offices and operations in centers across the US and in locations around the World. Frequent travel to these locations, in particular San Francisco, is an inherent part of the job.) or (4) any material reduction in Executive’s base salary, target bonus or aggregate level of benefits; provided that Executive has notified ServiceSource in writing of the event described in (1), (2), (3) or (4) above within ninety (90) days after the occurrence of such event, ServiceSource (or its successor) has within thirty (30) days thereafter failed to restore Executive to the appropriate job title, duties, authorities, responsibility, location, salary, target commissions or benefits and Executive actually terminates employment within thirty (30) days following the expiration of ServiceSource’s thirty (30)-day cure period described above; and

(iii)“Change of Control” shall mean the occurrence of one of the following events: a sale of all or substantially all of the shares of stock of ServiceSource; a merger, consolidation or similar transaction involving ServiceSource following which the persons entitled to elect a majority of the members of the Board of Directors of ServiceSource immediately before the transaction are not entitled to elect a majority of the members of the Board of Directors of ServiceSource or the surviving entity following the transaction; or a sale of all or substantially all of the assets of ServiceSource. Notwithstanding the foregoing, a transaction shall not constitute a Change of Control unless the transaction qualifies as a “change in control event” within the meaning of Section 409A.

(iv)“Section 409A Limit” shall mean the lesser of two (2) times: (a) Employee’s annualized compensation based upon the annual rate of pay paid to Employee during Employee’s taxable year preceding Employee’s taxable year of Employee’s separation from service with ServiceSource; or (b) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the “Code”) for the year in which Employee’s employment is terminated.

(d)Release. Notwithstanding the foregoing, the severance benefits described in this Section 9 are subject to Executive’s execution and delivery of a binding general release of claims in a form consistent with Schedule A, and such release shall becoming effective, binding and irrevocable in accordance with its terms within fifty-two (52) days following the termination date. No severance payments or vesting acceleration under this Agreement shall be paid or provided unless and until the release becomes effective. Any severance payment to which Executive is entitled shall be paid by ServiceSource in full on the fifty-third (53d) day following Executive’s employment termination date or such later date as is required to avoid the imposition of additional taxes under Code Section 409A and the regulations and guidance thereunder, and any applicable state law equivalent (together, “Section 409A”).

(e)Section 409A Compliance. Notwithstanding any provision to the contrary herein, no Deferred Payments (as defined below) that become payable under this Agreement by reason of Executive’s termination of employment with ServiceSource (or any successor entity thereto) will be made unless such termination of employment constitutes a “separation from service” within the meaning of Section 409A. Further, if Executive is a “specified employee” of ServiceSource (or any successor entity thereto) within the meaning of Section 409A on the date of Executive’s termination of employment (other than a termination of employment due to death), then the Deferred Payments that are payable within the first six (6) months following Executive’s termination of employment, shall be delayed until the first payroll date that occurs on or after the date that is six (6) months and one (1) day after the date of Executive’s termination of employment, when they shall be paid in full arrears. All subsequent Deferred Payments, if any, will be paid in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s employment termination but prior to the six (6) month anniversary of his employment termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. For the purposes of this Agreement, “Deferred Payment” means any severance pay or benefits to be paid or provided to Executive (or Executive’s estate or beneficiaries) pursuant to this Agreement and any other severance payments or separation benefits, that in each case, when considered together, are considered deferred compensation under Section 409A.
The foregoing provisions and all payments and benefits under this Agreement are intended to be exempt from or comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to so comply or be exempt. ServiceSource and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

(f)Termination of Employment for Other Reasons. The above severance benefits in this Section 9 shall not be paid or provided in the event of the termination of Executive’s employment due to Executive’s death, disability or resignation (other than a resignation for Good Reason upon or following a Change in Control as set forth above), or the termination of his employment by ServiceSource or its successor for Cause (as defined above). For purposes of clarity, a termination by reason of Executive’s death or disability shall not be deemed a termination without “Cause” under this Agreement.

10.SEVERABILITY. In the event that any provision of this Agreement is determined by a court of competent jurisdiction to be illegal, invalid or unenforceable to any extent, such term or provision shall be enforced to the fullest extent permissible under the law and all remaining terms and provisions hereof shall continue in full force and effect.

11.MODIFICATION OF AGREEMENT. This Agreement may be modified only in writing by mutual agreement of ServiceSource and Executive. Any such writing must specifically state that it is intended to modify the parties’ Agreement and state which specific provision or provisions this writing intends to modify. Such written modification will only be effective if signed by ServiceSource’s Chief Human Resources Officer or other authorized officer, and as explicitly authorized by the Board. Any attempt to modify this Agreement orally, or by a writing signed by any person other than as authorized by the Board, shall be null and void. This Agreement is intended to be the final and complete statement of the parties’ agreement concerning the legal nature of their employment relationship in any and all disputes arising from that relationship.

12.COMPLETE AND VOLUNTARY AGREEMENT. This Agreement constitutes the entire understanding of the parties on the subject covered. The parties expressly warrant that they have read and fully understand this Agreement; that they have had the opportunity to consult with legal counsel of their own choosing to have the terms of this Agreement fully explained to them; that they are not executing this Agreement in reliance on any promises, representations or inducements other than those contained herein; and that they are executing this Agreement voluntarily, free of any duress or coercion.

13.DISPUTE RESOLUTION. This Agreement shall be governed by California law, without regard to its principles of conflicts of laws. Any dispute arising from this Agreement shall be subject to the exclusive jurisdiction of state and federal courts located in the Northern District of California, and each party hereby waives any and all objections to that venue. The prevailing party in any such dispute shall recover its reasonable attorneys’ fees and costs from the losing party, including any fees or costs arising from an appeal.

14.SUCCESSORS AND ASSIGNS. This Agreement will be binding upon Executive’s heirs, executors, administrators and other legal representatives and will be for the benefit of ServiceSource, its successors, and its assigns.

15.GOLDEN PARACHUTE BEST AFTER TAX RESULTS If any of the payments to Executive (prior to any reduction, below) provided for in this Agreement, together with any other payments which Executive has the right to receive from ServiceSource or any corporation which is a member of an “affiliated group” as defined in Section 1504(a) of the Internal Revenue Code of 1986, as amended (“Code”), without regard to Section 1504(b) of the Internal Revenue Code), of which ServiceSource is a member (the “Payments”) would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), and if the Safe Harbor Amount is greater than the Taxed Amount, then the total amount of such Payments shall be reduced to the Safe Harbor Amount. The “Safe Harbor Amount” is the largest portion of the Payments that would result in no portion of the Payments being subject to the excise tax set forth at Section 4999 of the Code (“Excise Tax”), after reduction for taxes as described below. The “Taxed Amount” is the total amount of the Payments after reduction for taxes as described below (prior to any reduction, above) notwithstanding that all or some portion of the Payments may be subject to the Excise Tax. Solely for the purpose of comparing which of the Safe Harbor Amount and the Taxed Amount is greater, the determination of each such amount, shall be made on an after-tax basis, taking into account all applicable federal, state and local employment taxes, income taxes, and, if applicable, the Excise Tax (all of which shall be computed at the highest applicable marginal rate regardless of Executive’s actual marginal rate). If a reduction of the Payments to the Safe Harbor Amount is necessary, then the reduction shall occur in the following order: reduction of cash payments; cancellation of accelerated vesting of equity awards other than options; cancellation of accelerated vesting of options; and reduction of employee benefits. In the event that acceleration of vesting of equity awards or options is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Executive’s awards. If two or more equity awards other than options are granted on the same date, and reduction of acceleration is required under this paragraph, each award will be reduced on a pro-rata basis. If two or more options are granted on the same date, and reduction of acceleration is required under this paragraph, each option will be reduced on a pro-rata basis. In no event shall Executive have any discretion with respect to the ordering of payment reductions. ServiceSource and its tax advisors shall make all determinations and calculations required to be made to effectuate this paragraph at ServiceSource’s expense.

ServiceSource International, Inc.

By: /s/MATTHEW GOLDBERG                    November 16, 2014
Matthew Goldberg                         Date
General Counsel

Executive

/s/CHRISTOPHER M. CARRINGTON                November 16, 2014
Christopher M. Carrington                         Date
Schedule A
Form of Release
In exchange for the consideration provided by ServiceSource International, Inc. or its successor (the “Company”) to the undersigned current or former employee of the Company (the “Employee”) under this Agreement or the employment agreement between the Company and the Employee, that Employee is not otherwise entitled to receive, and subject to the Company’s compliance with its post-termination obligations to Employee, Employee hereby generally and completely releases the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Agreement. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to Employee’s employment with the Company or the termination of that employment; (2) all claims related to Employee’s compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the Family and Medical Leave Act; the Employee Retirement Income Security Act; California Fair Employment and Housing Act (as amended ), any state labor code; the Equal Pay Act, of 1963, as amended. Notwithstanding the above, it is understood and agreed to by the parties that neither party is waiving rights relative to compliance with those terms of the Employment Agreement and Company’s Proprietary

Confidential Information Agreement that impose duties on either party upon and following Employee’s termination of employment.
Section 1542 Waiver. Employee hereby acknowledges that he has read and understands Section 1542 of the Civil Code of the State of California, which reads as follows:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
Employee hereby expressly waives and relinquishes all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the release of any unknown or unsuspected claims Employee may have against the Company, its affiliates, and the entities and persons specified above.
ADEA Waiver and Release. Employee acknowledges that Employee knowingly and voluntarily waives and releases any rights Employee may have under the ADEA, as amended. Employee also acknowledges that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that Employee has been advised by this writing, as required by the ADEA, that: (a) his waiver and release does not apply to any rights or claims that may arise after the execution date of this Agreement; (b) Employee has been advised that he has the right to consult with an attorney prior to executing this Agreement; (c) Employee has been given twenty-one (21) days to consider this Agreement; (d) Employee has seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Agreement is executed by Employee, provided that the Company has also executed this Agreement by that date (“Effective Date”). The parties acknowledge and agree that revocation by Employee of the ADEA Waiver and Release is not effective to revoke his waiver or release of any other claims pursuant to this Agreement.

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